Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 13, 2005 (except for Note 11 as to which the date is May 12, 2006 and the first paragraph of Note 16 as to which the date is October 25, 2006), relating to the consolidated statements of operation, comprehensive income (loss), ownership equity (deficit) and cash flows of Globalstar, Inc. and subsidiaries for the year then ended December 31, 2004, which appears on page 73 of the Company’s annual report on Form 10-K for the year ended December 31, 2006, and to the reference to our Firm under the caption “Experts” in the prospectus.

/S/ GHP HORWATH, P.C.

Denver, Colorado

November 30, 2007